UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2019

Martin Marietta Materials, Inc.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	1-12744	56-1848578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Wycliff Road, Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

(919) 781-4550
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
       Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	MLM	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2019, Robert J. Cardin was appointed Senior Vice President and Chief Accounting Officer of Martin Marietta Materials, Inc. (the “Company”) and will assume the role of principal accounting officer. Mr. Cardin replaces James A. J. Nickolas, Senior Vice President – Chief Financial Officer, who assumed the role of principal accounting officer effective March 11, 2019. Mr. Cardin will continue to report to Mr. Nickolas.

Mr. Cardin, 55, has served as Vice President and Controller at the Company since March 2019. Before joining the Company, Mr. Cardin served in various financial reporting and accounting positions at other public companies. Most recently, Mr. Cardin served from November 2013 until March 2019 as Chief Accounting Officer of SWM International (“SWM”), a NYSE-listed global manufacturer of paper and resin based engineered products; he also served as Interim CFO at SWM from April 2015 to October 2015.  Mr. Cardin is a Certified Public Accountant and holds a bachelor’s degree from the University of Michigan and a masters business degree in accounting from Wayne State University.

In connection with his hire as Vice President and Controller, on January 11, 2019, the Company and Mr. Cardin entered into an offer letter (the “Offer Letter”).  Pursuant to the Offer Letter, Mr. Cardin receives an annual base salary of $350,000.  He is eligible for a cash award under the Company’s annual incentive compensation plan with a target award of 50% of his base salary.  In addition, Mr. Cardin received a one-time grant of restricted stock units with a grant date fair value of $700,000, which will vest over a five-year period.  Mr. Cardin’s compensation arrangements with the Company are not changing as a result of his promotion to the Chief Accounting Officer position.  Mr. Cardin will also enter into an Employment Protection Agreement with the Company in substantially the same form as the form of Employment Protection Agreement filed as Exhibits 10.10 and 10.24 to the Annual Report on Form 10-K filed on February 25, 2019.  Other than Mr. Cardin’s employment arrangements with the Company prior to his appointment as Chief Accounting Officer, Mr. Cardin has not had a direct or indirect material interest in any transactions in which the Company was a participant since January 1, 2018.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders on May 9, 2019.  Of the 62,479,480 shares outstanding and entitled to vote, 57,643,155 shares were represented at the meeting, or a 92.26% quorum.  The final results of voting for each matter submitted to a vote of shareholders at the meeting are as follows:

Proposal 1 – Election of Directors

Shareholders elected the following nine individuals to the Board of Directors to serve as directors for a term of one year until the Annual Meeting of Shareholders in 2020, and until their successors have been duly elected and qualified:

	Votes Cast For	Votes Against	Votes Abstained	Broker Non-Votes

Dorothy M. Ables	54,304,114	33,131	15,149	3,290,761

Sue W. Cole	53,255,099	1,081,010	16,285	3,290,761

Smith W. Davis	54,277,293	59,079	16,022	3,290,761

John J. Koraleski	54,231,266	105,921	15,207	3,290,761

C. Howard Nye	53,199,305	1,139,415	13,674	3,290,761

Laree E. Perez	53,777,339	559,550	15,505	3,290,761

Michael J. Quillen	53,865,509	470,669	16,216	3,290,761

Donald W. Slager	54,296,191	41,119	15,084	3,290,761

Stephen P. Zelnak, Jr.	53,460,163	877,207	15,024	3,290,761

Proposal 2 – Ratification of Appointment of Independent Auditors

Shareholders ratified the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2019.  The voting results for this ratification were 57,449,927 shares voted for; 159,612 shares voted against; and 33,616 shares abstained from voting.

Proposal 3 — Advisory Vote on Compensation of Named Executive Officers

Shareholders approved, on an advisory basis, the overall compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement.  The voting results for this approval were 53,055,016 shares voted for; 1,192,806 shares voted against; 104,572 shares abstained from voting; and there were 3,290,761 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.

Date: May 10, 2019	By:	/s/ Roselyn R. Bar
Name: Roselyn R. Bar
Title: Executive Vice President, General Counsel
and Corporate Secretary